Exhibit 10.20

PROMISSORY NOTE

Dated as of January 5, 2007
$15,600,000.00	Scottsdale, Arizona

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Borrower”), for value received, hereby promises to pay to GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), whose address is 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, or order, on or before February 1, 2017 (the “Maturity Date”), the principal sum of $15,600,000.00 (“Loan Amount”), as herein provided. Initially capitalized terms which are not otherwise defined in this Note shall have the meanings set forth in that certain Loan Agreement dated as of the date of this Note between Borrower and Lender, as such agreement may be amended, restated and/or supplemented from time to time (the “Loan Agreement”).

In addition, the following terms shall have the following meanings for all purposes of this Note.

“Adjustable Rate” means an annual interest rate equal to the sum of the Adjustable Rate Basis plus 1.70%.

“Adjustable Rate Basis” means, for any Interest Period, the annual interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the three month London Interbank Offered Rate (“LIBOR”) on the Adjustable Rate Reset Date as published in The Wall Street Journal. If for any reason such rate is no longer published in The Wall Street Journal, Lender shall select such replacement index as Lender in its sole discretion determines most closely approximates such rate.

“Adjustable Rate Reset Date” means the last Business Day of each calendar month, prior to the next Interest Period.

“Amortization Period” means two hundred forty months.

“First Payment Date” means March 1, 2007.

“Interest Period” means (a) initially, the period beginning on the date of this Note and ending on the last day of the calendar month in which such date occurs, and (b) thereafter, the period beginning on the first day of the calendar month and ending on the last day of such calendar month.

“Payment Period” means (a) initially, the twelve-month period beginning on the First Payment Date and ending on the day immediately prior to the first Payment Reset Date, and (b) thereafter, the twelve-month period beginning on each Payment Reset Date and ending on the day immediately prior to the next Payment Reset Date.

“Payment Reset Calculation” means the level monthly payment calculated by the full amortization of the outstanding principal amount of this Note on the Payment Reset Date at the Adjustable Rate (with the definition of “Adjustable Rate Reset Date” defined to mean the last Business Day of the calendar month two months prior to the next Payment Reset Date) over the remaining originally scheduled term of this Note.

“Payment Reset Date” means each anniversary of the First Payment Date.

Borrower shall pay interest on the outstanding principal amount of this Note at the Adjustable Rate, determined monthly as described above, on the basis of a 360-day year for the actual number of days elapsed, in arrears, provided, that, interest on the principal amount of this Note for the period commencing with the date such principal amount is advanced by Lender through the last day in the month in which this Note is dated shall be due and payable upon delivery of this Note.

Commencing on the First Payment Date until and including February 1, 2009, Borrower shall pay consecutive monthly installments on the first day of each calendar month of interest only at the Adjustable Rate in lawful money of the United States. Commencing on March 1, 2009 until and including February 1, 2010, Borrower shall pay consecutive monthly installments of interest on the Loan Amount at the Adjustable Rate and principal payments equal to one-twelfth of one percent (1%) of the Loan Amount. Commencing on March 1, 2010 until the Maturity Date, Borrower shall pay consecutive monthly installments of principal and interest at the Adjustable Rate in arrears on the first day of each calendar month amortized over the Amortization Period. The monthly installments shall be level during a Payment Period. The monthly payments for the Payment Period shall be in equal amounts until the Payment Reset Date, at which time, and on each succeeding Payment Reset Date thereafter, the level monthly payment to be paid by Borrower shall be adjusted for the next succeeding Payment Period based on the Payment Reset Calculation. All outstanding principal and unpaid accrued interest shall be paid on the Maturity Date.

Upon execution of this Note, Borrower shall authorize Lender to establish arrangements whereby all payments of principal and interest hereunder are transferred by Automated Clearing House Debit initiated by Lender directly from an account at a U.S. bank in the name of Borrower to an account designated by Lender. Each payment of principal and interest hereunder shall be applied first toward any past due payments under this Note (including payment of all Costs (as herein defined), then to accrued interest at the Adjustable Rate, and the balance, after the payment of such accrued interest, if any, shall be applied to the unpaid principal balance of this Note; provided, however, each payment hereunder after an Event of Default has occurred under this Note shall be applied as Lender in its sole discretion may determine. After application of any monthly payment in the above manner, in the event that the outstanding principal amount of this Note exceeds 110% of the original principal balance of this Note, Borrower shall prepay, without premium or penalty, on the first day of the next succeeding calendar month after each such occurrence, a principal amount equal to the difference between the outstanding principal balance of this Note and the original principal balance of this Note (the “Negative Amortization Amount”). Lender shall notify Borrower in writing on or before the twenty-fifth day of each calendar month during the term of this Note of Lender’s determination of the Negative Amortization Amount, if any, payable on the first day of the next succeeding calendar month. Lender shall also notify Borrower in writing on or before the twenty-fifth day of the calendar month prior to the next Payment Reset Date during the term of this Note of Lender’s determination of the level monthly payment to be paid by Borrower based on the Payment Reset Calculation for the next Payment Period.

Provided no Event of Default shall have occurred and be continuing, Borrower shall have an option (the “Conversion Option”), exercisable only once between the seventh (7th) and thirty-sixth (36th) month following the Closing Date, to convert the interest rate accruing under this Note (the “Conversion”) from the Adjustable Rate to a fixed rate of interest (the “Base Interest Rate”). Borrower shall exercise the Conversion Option by providing Lender written notice of Borrower’s election (the “Conversion Notice”). The Conversion shall be deemed effective on the first day of the second calendar month following delivery of the Conversion Notice to Lender (the “Conversion Date”), and this Note shall be deemed modified as of the Conversion Date to reflect the Conversion. Lender shall notify Borrower ten (10) days following delivery of Conversion Notice of the Base Interest Rate, which Base Interest Rate shall be equal to the seven (7) year weekly U.S. Dollar Interest Rate Swap (as published in Federal Reserve Statistical Release H.15[519] http://www.federalreserve.gov/releases/H15/) plus 1.98%. From and after the Conversion Date, fixed equal monthly payments, based on the amortization of the outstanding principal amount of this Note as of the Conversion Date (including any accrued interest at the Adjustable Rate) over the period from and after the Conversion Date until the Maturity Date at the Base Interest Rate shall be due and payable commencing on the first day of the calendar month following the month in which the Conversion Date occurs and continuing on the first day of each month thereafter until the Maturity Date, at which time the outstanding principal balance of this Note and unpaid interest accrued at the Base Interest Rate shall be due and payable. Lender shall provide Borrower with an amortization schedule setting forth the principal and interest payments due under this Note from and after the Conversion Date, and such amortization schedule shall be prima facie evidence of such principal and interest payments.

Borrower may prepay this Note in full, but not in part (except as otherwise set forth below), including all accrued but unpaid interest hereunder and all sums advanced by Lender pursuant to the Loan Documents and any Other Agreements, provided that (a) no Event of Default has occurred under any of the Loan Documents or any Other Agreements and is continuing, and (b) any such prepayment shall only be made on a regularly scheduled payment date upon not less than 30 days prior written notice from Borrower to Lender.

Except as otherwise set forth herein, while the Note is at the Adjustable Rate, any such prepayment shall be made together with payment of a prepayment premium equal to:

(a) 2% of the principal amount prepaid if the prepayment is made on or following the date of this Note but prior to the first anniversary of the date of this Note; or

(b) 1% of the principal amount prepaid if the prepayment is made on or following the first anniversary of the date of this Note but prior to the second anniversary of the date of this Note.

Except as otherwise set forth herein, from and after the Conversion Date, any such prepayment shall be made together with payment of an amount equal to the sum of:

(a) a prepayment fee equal to 1% of the principal amount prepaid; and

(b) a prepayment premium equal to the positive difference (if any) between (i) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through the scheduled Maturity Date (the “Remaining Scheduled Term”), calculated using the interpolated yield, at the time of such prepayment, of the two U.S. Dollar Interest Rate Swaps (as published in Federal Reserve Statistical Release H.15[519]) whose terms most closely match the Remaining Scheduled Term, and (ii) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through the scheduled Maturity Date, calculated using the interpolated yield, as of the Conversion Date, of the two U.S. Dollar Interest Rate Swaps whose terms most closely match the term commencing on the Conversion Date and ending on the scheduled Maturity Date.

The foregoing prepayment fee and prepayment premium, as applicable, shall be due and payable regardless of whether such prepayment is the result of a voluntary prepayment by Borrower or as a result of Lender declaring the unpaid principal balance of this Note, accrued interest and all other sums due under this Note, the Mortgage, the other Loan Documents, and any Other Agreements, due and payable as contemplated below; provided, however, the prohibition on a partial prepayment and the prepayment fee and the prepayment premium, as applicable, shall not be applicable with respect to a prepayment of this Note in connection with an application of condemnation proceeds as contemplated by the Mortgage or if exception is otherwise made in the Loan Documents.

This Note is secured by the Mortgage and the other Loan Documents. Upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance of this Note, accrued interest, if any, and all other sums due under this Note and any Loan Documents or Other Agreements due and payable at once without notice to Borrower. All past-due principal and/or interest shall bear interest from the due date to the date of actual payment at a rate (the “Default Rate”) equal to the lesser of (a) the highest rate for which the undersigned may legally contract or (b) the greater of 14% and the rate which is 6% per annum above the Adjustable Rate (or 14% per annum in the event the Conversion Option has been exercised), and such Default Rate shall continue to apply following a judgment in favor of Lender under this Note. If Borrower fails to make any payment or installment due under this Note within five days of its due date, Borrower shall pay to Lender, in addition to any other sum due Lender under this Note or any other Loan Document, a late charge equal to 5% of such past-due payment or installment (the “Late Charge”), which Late Charge is a reasonable estimate of the loss that may be sustained by Lender due to the failure of Borrower to make timely payments. All payments of principal and interest due hereunder shall be made (a) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (b) without any other right of abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment for any reason whatsoever. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required by this Note.

No delay or omission on the part of Lender in exercising any remedy, right or option under this Note shall operate as a waiver of such remedy, right or option. In any event, a waiver on any one occasion shall not be construed as a waiver or bar to any such remedy, right or option on a future occasion. Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, notice of intent to accelerate, notice of acceleration and all other notices or demands in connection with delivery, acceptance, performance, default or endorsement of this Note. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Note shall be given in accordance with the notice provisions in the Loan Agreement. Should any indebtedness represented by this Note be collected at law or in equity, or in bankruptcy or other proceedings, or should this Note be placed in the hands of attorneys for collection after default, Borrower shall pay, in addition to the principal and interest due and payable hereon, all costs of collecting or attempting to collect this Note (the “Costs”), including reasonable outside attorneys’ fees and expenses of Lender (including those fees and expenses incurred in connection with any appeal) and court costs whether or not a judicial action is commenced by Lender. This Note may not be amended or modified except by a written agreement duly executed by the party against whom enforcement of this Note is sought. In the event that any one or more of the provisions contained in this Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such provision had never been contained herein or therein. Time is of the essence in the performance of each and every obligation under this Note.

Notwithstanding anything to the contrary contained in any of the Loan Documents, the obligations of Borrower to Lender under this Note and any other Loan Documents are subject to the limitation that payments of interest and late charges to Lender shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by Lender. The portion of any such payment received by Lender that is in excess of the maximum interest permitted by such provisions of law shall be credited to the principal balance of this Note or if such excess portion exceeds the outstanding principal balance of this Note, then such excess portion shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and/or spread throughout the full term of this Note (including, without limitation, the period of any renewal or extension thereof) so that interest for such full term shall not exceed the maximum amount permitted by applicable law.

This obligation shall bind Borrower and its successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note effective as of the date first set forth above.

BORROWER:

SUPERTEL LIMITED PARTNERSHIP,
a Virginia limited partnership

By	SUPERTEL HOSPITALITY REIT TRUST,
a Maryland real estate investment trust,
Its General Partner

By	/s/ Donavon A. Heimes
Donavon A. Heimes, Vice President/Treasurer